EXHIBIT 10

SUMMARY OF
TRANSPORT CORPORATION OF AMERICA, INC.
2005 INCENTIVE PLAN

The following is a written description of the Transport Corporation of America, Inc. (“Transport America”) 2005 Incentive Plan (the “Plan”), provided pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K:

Under the Plan, certain members of Transport America’s management, including the executive officers, are eligible to receive a bonus based on Transport America’s performance in fiscal 2005 in terms of the metrics of revenue, EBITDA, operating ratio, and earnings before taxes. A portion of the bonus will be based on achievement of specific target levels and a portion will be based on a comparison of Transport America’s operating performance measured by these metrics to its peers. Target bonus amounts were set at 60 percent of base salary for Transport America’s Chief Executive Officer, 40 percent for its Chief Financial Officer and 30 percent for each of its remaining executive officers and participants can receive up to 150% of target bonus amounts depending on Transport America’s actual results for 2005.